EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
                       (PURSUANT TO NRS 78.385 AND 78.390
                            AFTER ISSUANCE OF STOCK)



1. Name of corporations: Medical Staffing Solutions, Inc.

2. The Articles have been amended as follows:

         Amend Article 4.           Authorized Shares:

         The corporation shall have authority to issue 300,000,000 shares of Common Stock having a $0.001 per value, and 30,000,000 shares of Preferred Stock having a $0.001 par value.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 30,344,322.

4.       Effective date of filing: March 9, 2004

5.       Officer Signature: /S/ B.B. SAHAY, CEO